                                                                     Exhibit 5.1



                                      [LOGO]



                               September 26, 2001


Choctaw Resort Development Enterprise
P.O. Box 6260, Choctaw Branch
Choctaw, Mississippi  39350

            Re: $200,000,000 in aggregate principal amount of the Enterprise's 9 1/4% Senior Notes due 2009

Ladies and Gentlemen:

      In connection with the proposed offering of up to $200,000,000 in aggregate principal amount of the Enterprise's 9 1/4% Senior Notes due 2009 (the "Exchange Notes") by the Choctaw Resort Development Enterprise (the "Enterprise"), registered under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission (the "SEC") on September 26, 2001 (File No. 333-63348) (the "Registration Statement"), related to the offer (the "Exchange Offer") to exchange the Enterprise's
9 1/4% Senior Notes due 2009 (the "Old Notes") for the Exchange Notes, you have requested our opinion with respect to the matters set forth below. The Old Notes were, and the Exchange Notes will be, issued pursuant to an indenture, dated as of March 30, 2001 (the "Indenture"), among the Enterprise, The Mississippi Band of Choctaw Indians (the "Tribe") and Firstar Bank, N.A., as trustee (the "Trustee"). This opinion is being rendered to you pursuant to Sections 7.02 and 13.04 of the Indenture with respect to the authentication and delivery by the Trustee of the Exchange Notes pursuant to Section 2.02 of the Indenture. Other capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

      As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed and have not verified that all documents we have examined have been duly authorized, executed and delivered by and on behalf of each of the parties thereto, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Enterprise and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

      We are opining herein as to the effect on the subject transaction only of the federal laws of the United States

LATHAM & WATKINS

September 26, 2001
Page 2


(other than federal Indian law) and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of tribal or municipal law or the laws of any local agencies within any state or any tribe. We express no opinion with respect to any federal or New York law relating to Indian matters. Various issues concerning the federal laws of the United States (other than federal securities, tax and Indian law), the law of the Tribe and the Internal laws of the State of Mississippi (other than securities laws) are addressed in the opinion of Roth, VanAmberg, Rogers, Ortiz, Fairbanks & Yepa, LLP, which has separately been provided to you, and we express no opinion with respect to those matters.

      Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

      (1) The Indenture is the legally valid and binding obligation of the Enterprise and the Tribe, enforceable against the Enterprise and the Tribe in accordance with its terms.

      (2) When the Exchange Notes to be exchanged for the Old Notes pursuant to the Exchange Offer have been duly executed, issued and authenticated in accordance with the terms of the Exchange Offer and Indenture, the Exchange Notes will be legally valid binding obligations of the Enterprise, enforceable against the Enterprise in accordance with their terms.

      The opinions rendered in the foregoing paragraphs relating to the enforceability of the Indenture and the Exchange Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.06 of the Indenture.

      We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Exchange Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

      To the extent that the obligations of the Enterprise and Tribe under the Indenture and the Exchange Notes may be dependent upon such matters, we have assumed for purposes of this opinion that (i) each of the Trustee, the Enterprise and the Tribe, as applicable, (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Indenture and the Exchange Notes; (c) has duly authorized, executed and delivered the Indenture; (d) has duly authorized the execution and delivery of the Exchange Notes; (e) is duly qualified to engage in the activities contemplated by the Indenture; (ii) with respect to the Trustee, the Indenture constitutes its legally valid and binding obligation,

LATHAM & WATKINS

September 26, 2001
Page 3


enforceable against it in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture to which it is a party, with all applicable laws and regulations.

      We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                     Very truly yours,


                                                     /s/ Latham & Watkins